Exhibit 99.1

CLIENT: CONTACT:	Wilshire Bancorp, Inc. Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com	NEWS RELEASE

WILSHIRE BANCORP DECLARES CASH DIVIDEND

LOS ANGELES, CA - March 1, 2007 - Wilshire Bancorp, Inc. (Nasdaq: WIBC), the holding company for Wilshire State Bank, announced today that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be payable on or about April 16, 2007, to shareholders of record at the close of business on March 30, 2007.

Wilshire Bancorp and its subsidiary, Wilshire State Bank, have received significant accolades for growth, performance and profitability from Wall Street and the banking industry:

•	January 2007 - US Banker ranked Wilshire eighth among the Top 25 Banks of 2007, Soo Bong Min was third on the list of the Top 10 CEOs, and Brian Cho was first among the Top 10 CFOs.

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September 2006 - ranked third by US Banker in its list of Top 100 Mid-Tier Banks, based on three-year average ROE.
Fortune named Wilshire the 70th fastest-growing public company in the nation.
Ranked second by five-year total return of all banks and thrifts nationally by Ryan Beck & Co.

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August 2006 - Sandler O’Neill’s Bank and Thrift Sm-All Stars - Class of 2006 recognized 34 of the 573 publicly traded institutions with assets of less than $2 billion, focusing on growth, profitability, credit quality and capital strength. Wilshire is one of only nine companies that Sandler has named each year since the list’s inception in 2004.

•	April 2006 - Wilshire Bancorp was added to the Standard & Poor’s SmallCap 600 index.

•	January 2006 - US Banker named Wilshire third in its All-Star Lineup - The Top 20 Banks of 2006, based on ROE.

Headquartered in Los Angeles, Wilshire State Bank operates 18 branch offices in California, Texas and New York, and seven loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, and Annandale (in Virginia), and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of consolidation of operations and expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.